EXHIBIT 10.7

SETTLEMENT AGREEMENT AND GENERAL RELEASE

        This Settlement Agreement and General Release (the “ Agreement”) is made by and between Anne Snodgrass, a married woman dealing with her separate property (“ Snodgrass”), Hester McColm, a single person (“McColm”), and William E. Lenox, a single man (“Lenox”), on the one hand, and Geo Petroleum, Inc., a California corporation (“Geo”), or the other, as follows:

1.  RECITALS

        A.  Lenox, Snodgrass and McColm (“Owners”) are the owners of real property located in Oxnard, California described in Exhibit “1” attached hereto (the “Subject Property”).

        B.  The Subject Property consists of (1) the tract owned by Lenox and McColm which is subject to an oil and gas lease (the “E. E. Lenox Lease”) dated April 24, 1934, recorded in Book 426, p. 241, O.R., entered into by E. E. Lenox, as the Lessor, arid Ralph P. Trimble, as the Lessee, and (2) the tract owned by Snodgrass and subject to the oil and gas lease (the “C.V. Lenox Lease”) from Ernest B. Lenox and John Hollis Lenox to Vaca Oil Exploration, Inc. and Exeter Oil Company, dated June 4, 1946, recorded January 28, 1947, in Book 777, p. 232, O.R. Lenox and McColm are now the successor Lessors under the E.  E. Lenox Lease, and Snodgrass is the successor Lessor of the C.V. Lenox Lease. Geo is the successor Lessee under both Leases. Lenox represents the interests, if any, of McColm, in the Lease, as her attorney in fact.

        C.  On or about January 1, 1987, Sun Operating Limited Partnership (“Sun”) entered into a Pooling Agreement with various royalty owners (the “Pooling Agreement”). The Pooling Agreement created the Vaca Tar Sand Unit (“VTSU”), which consists of tracts of land, including the Subject Properly, located in Oxnard, California.

        D.  VTSU was created to promote conservation and increase recovery of oil and gas production by unitizing the interests of owners of tracts of land subject to the Pooling Agreement.

        E.  Under the Pooling Agreement, each royalty owner agreed that the terms of the Pooling Agreement amended the terms of any lease, mineral deed, royalty dead or other contracts regarding the production of oil and gas on their tracts of land, which includes the Subject Property.

        F.  Geo is the successor and assignee of Sun’s interest in the Pooling Agreement, and Owners are the successors to certain of the royalty owners under the Pooling Agreement.

        G.  On November 16, 1998, Geo filed a voluntary petition under chapter 11 of Title 11 of the United States Code, bearing Case No. ND 98-15477-RR (the “Bankruptcy Case”).

        H.  On or about July 21, 1999, Lenox, Snodgrass and J. Woodford Hansen (“Hansen”) filed a complaint in the United States Bankruptcy Court seeking a determination that the Lease and the Pooling Agreement terminated pre-petition as a result of cessation of oil and gas production on the Subject Property of more than ninety (90) days (the “Adversary Proceeding”). Lenox further objected to Geo’s assumption of the Lease and the Pooling Agreement based on his belief that the terms of the Lease and the Pooling Agreement had expired as a result of cessation of oil and gas production pre-petition.

        I.  On or about September 1, 1999, Geo filed its Answer to Lenox’s complaint denying the allegations therein. Geo asserts that the Leases and the Pooling Agreement are unexpired leases and an executory contract assumable under 11 U.S.C. § 365 in the Bankruptcy Case.

        J.  On October 13, 1999 Geo filed its Third Amended Plan of Reorganization (“Plan”) wherein it sought to assume the Lease and the Pooling Agreement as an executory lease and an executor contract. On December 15, 1999 the Bankruptcy Court confirmed the Plan, but reserved for resolution in the adversary with Lenox Geo’s right to assume the Lease and the Pooling Agreement.

        K.  The parties now desire, without any admission of liability, to settle all claims asserted by the parties against each other, including, without limitation, all issues raised in the Adversary Proceeding, in exchange for the consideration set forth in Paragraph 2 herein and for such other valuable consideration and the releases hereinafter set forth.

2.  TERMS OF THE SETTLEMENT

        A.  Dismissal of the adversary Proceeding. Upon the execution of the Agreement and the order approving the Agreement becoming final and non-appealable, Owners and all other plaintiffs shall dismiss the Adversary Proceeding against Geo with prejudice. An order approving the Agreement shall be final on the first business day which is eleven (11) days after the entry of the order, provided no appeal has been filed.

        B.  Assumption of the Leases and the Pooling Agreement. Owners agree to Geo’s assumption of the Leases and the Pooling Agreement as unexpired leases and an executory contract pursuant to 11 U.S.C. § 365(a).

        C.  Continued Production. Geo shall be authorized to continue oil and gas production on the Subject Property pursuant to the terms of the Leases and the Pooling Agreement-as modified herein.

        D.  Production Royalty. The aggregate royalties due to Lenox and McColm for production of, oil and gas under the Lease shall be increased to one-sixth (1/6). Any contrary Lease terms or formula based on a one-eighth royalty shall be read as though “one-eighth” has been replaced by “one-sixth.”

        E.  Allowance of Claim in the Bankruptcy Case. Lenox and Snodgrass shall be entitled to a single allowed general unsecured claim in Geo’s Bankruptcy Case in the sum of $65,000 (the “Claim”), as a full and final payment to cure any monetary default, including attorney’s fees and costs, which may have existed under the Lease and the Pooling Agreement. Pursuant to the terms of the Plan, the Claim will share pro rata with other Class 4 claims in the distributions to be made to that class.

        F.  Property, Maintenance and Upkeep. Geo shall keep the Subject Property free of all abandoned, unused, inoperative, unnecessary equipment. Geo shall remove from the Subject Property all abandoned, unused, inoperative or unnecessary equipment. Geo shall not store on the Subject Property abandoned, unused, inoperative or unnecessary equipment. Geo is obligated to clean-up the Subject Property every thirty (30) days and to keep the Subject property free of graffiti and debris. Geo shall determine what constitutes abandoned, unused, inoperative or unnecessary equipment in compliance with all regulatory requirements.

        G.  Use of Agricultural Land. Geo shall give Lenox and Snodgrass thirty (30) days notice of Geo’s intent to begin drilling a new well site on the Subject Property. Geo shall not interfere with existing irrigation system for agricultural use on the Subject Property. Geo shall not interfere or hinder Lenox’s and Snodgrass’ ability to irrigate the portion of the Subject Property used for agricultural use. Geo shall, at its own expense, correct or remedy any interference with Lenox’s and Snodgrass’ irrigation which may result from operation of new well sites by Geo on the Subject Property.

        H.  Operative Lease. Upon the execution of the Agreement, Lenox and Geo shall enter into an Amended Lease, which shall modify the terms of the Lease to conform with the terms of the latest version of the C.V. Lenox Lease. The parties, however, agree that the terms of the Pooling Agreement amend the Lease or any amendments thereto.

        I.  Surface Use Compensation. Geo shall compensate Lenox and Snodgrass for all lands in Tracts 3 and 4 taken out of agricultural production for use by Geo by payment of a minimum royalty. Geo shall pay $12,000 to Lenox and $6,000 to Snodgrass annually as a minimum royalty on oil and gas production, due at the end of each year of the term, beginning February 28, 2001 for the year ending January 31, 2001. The minimum royalty shall be adjusted each year by the COLA published by the U.S. Commerce Department. As to additional lands taken out of cultivation for oil or wastewater disposal purposes, the minimum royalty will be adjusted by the addition of the annual loss of income per acre lost as determined by fair market value. Lenox will provide Geo proof of market value if land is returned to agriculture so that the acreage used by oil operations is less than 10 acres on the Lenox property and 5 acres on the Snodgrass property, or if acreage used by Geo is increased from such levels, the royalty payments to Lenox and Snodgrass shall proportionately increase or decrease, and shall be adjusted proportionately if the increase or decrease is for a period shorter than one year. Geo shall give written notice to Lenox that property has been returned to Owner’s use no later than seven (7) days after Geo has returned the property to Owner’s use.

        J.  Abandonment of Wells. By January 31, 2002, Geo will provide Lenox with Geo’s plan for wells which it will continue to operate, wells to be abandoned, and areas which it will release for agricultural use, with a schedule for abandonment.

        K.  Waste Disposal. Concurrently with the execution of this Agreement, Lenox shall execute a four (4) year waste disposal agreement with a 12.5% royalty on produced water, and 10% on “solids”. A copy of the proposed wastewater disposal agreement with Lenox is attached hereto as Exhibit “2”. Under the waste water disposal agreement, Geo will agree to pay Lenox a minimum royalty of $1,500 per month commencing thirty (30) days after this Agreement is approved by the United States Bankruptcy Court and payable after ninety (90) days or after the first month Geo receives disposal fees, whichever occurs first.

        L.  Site Modifications. Geo shall obtain a report from consulting engineers to determine the minimum acreage need by Geo for its oil and gas operation on the Subject Property. To the extent possible, Geo shall take all reasonable steps to remove the site for oil well number 3-67 and the access road to this well so that the land can be returned for agricultural use. Based on the recommendation by the consulting engineers, Geo shall take all reasonable steps to re-align the access roads to oil well numbers 3-2 and 3-49 and remove unused equipment.

        M.  Termination of the Lease. The provisions of the Lease and the Pooling Agreement governing termination shall continue to apply, except for the following modification: (1) the Lease shall be in default if Geo fails to allow inspection of records or fails to provide specific records within sixty (60) days after receipt of a written request from Lenox or Snodgrass.

3.  RELEASE

        A.  Except for the rights, duties and obligations created or preserved in this Agreement, upon the order approving the Agreement becoming final and non-appealable, Lenox, McColm, and Snodgrass fully and completely release, relinquish and waive all claims they or each now have or may have at the time of execution of this Agreement, whether known or unknown, including without limitation, all matters alleged or which could have been alleged against Geo, as well as, to the extent applicable, its respective heirs, assigns, officers, directors, shareholders, agents, attorneys, other representatives, predecessors-in-interest and successors-in-interest.

        B.  Except for the rights, duties and obligations created or preserved in this Agreement, upon the Order approving the Agreement becoming final and non-appealable, Geo fully and completely releases, relinquishes and waives all claims and causes of action it now has, whether known or unknown, against Snodgrass, McColm and Lenox, as well as, to the extent applicable, their respective heirs, assigns, officers, directors, shareholders, agents, attorneys, other representatives, predecessors-in-interest and successors-in-interest.

4.  WAIVER OF CALIFORNIA CIVIL CODE SECTION 1542

        In consideration of the terms and provisions recited herein, the parties acknowledge and expressly waive all rights and benefits afforded by California Civil Code section 1542 and any similar provisions or rule of law in any other jurisdiction. California Civil Code section 1542 provides as follows:

        A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

5.  ASSIGNMENT OF CLAIMS

        No party hereto has assigned, transferred, or granted, or purported to assign, transfer or grant, any of the clams and causes of action disposed of by this Agreement.

6.  NO ADMISSION

        This Agreement represents a compromise of claims and shall not be construed as an admission by any party of any liability or of any contention or allegation made by any other party.

7.  GENERAL PROVISION

        Unless otherwise modified by this Agreement or subsequent written agreements between Geo and Lenox or Snodgrass, the terms of the Lease and the Pooling Agreements shall govern the operation of the oil and gas wells on the Subject Property.

8.  GOVERNING LAW

        This Agreement shall be governed by and construed in accordance with the laws of the State of California.

9.  ENTIRE AGREEMENT

        This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Agreement may be amended only by an agreement in writing executed by Geo, Snodgrass and Lenox.

10.  CONSENT

        The parties hereto acknowledge that they were represented by attorneys of their own choosing in the negotiations for and preparation of this Agreement, including, without limitation, the releases in Paragraphs 3 and 4, that they have read this Agreement, that they are fully aware of its contents and of its legal effect by virtue of discussions with their attorneys, and that they have freely and voluntarily entered into the settlement set forth in this Agreement.

11.  HEADINGS

        Paragraph headings in this Agreement are solely for the convenience of the parties, are not a part of this Agreement, and shall not be used for the interpretation or determination of the validity of this Agreement or any portion thereof.

12.  EXECUTION IN COUNTERPARTS: FACSIMILE SIGNATURES

        This Agreement may be executed in any number of counterparts, each of which shall constitute one and the same instrument. Facsimile signatures shall be treated as originals.

13.  AUTHORITY TO EXECUTE AGREEMENT

        Each party or responsible officer or partner thereof executing this Agreement is duly authorized to enter into and execute this Agreement in such capacity.

14.  INVALID, VOID OR UNENFORCEABLE TERMS

        If any of the provisions of this Agreement are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions shall nonetheless continue in full force and effect without being impaired or invalidated in any way.

15.  ATTORNEY’S FEES PROVISION

        If either Geo, on the one hand or Lenox or Snodgrass or McColm, on the other hand, shall commence any legal proceedings against the other with respect to any of the terms and conditions of this Agreement, the non-prevailing party shall pay to the prevailing party all expenses incurred in connection therewith, including reasonable attorney fees as may be fixed by the court having jurisdiction over the matter.

DATED: February ___, 2000	Anne Snodgrass

ANNE SNODGRASS

DATED: February 14, 2000	/s/ William Lenox

William E. Lenox

	By:	HESTER MCCOLM
DATED: February ___, 2000	By:

Attorney-In-Fact

GEO PETROLEUM, INC., a California corporation
DATED: February __, 2000	By:	/s/ Dennis Timpe

Dennis Timpe President

APPROVED AS TO FORM AND CONTENT:		ROBINSON, DIAMANT & BRILL, A Professional Corporation
DATED: February ___, 2000	By:

MARTIN J. BRILL Attorneys for Geo Petroleum, Inc., a California corporation

LAW OFFICES OF DAVID E. EDSALL
DATED: February 14, 2000	/s/ Timothy S. Camarena

Timothy S. Camarena Attorneys for William E. Lenox

EXHIBIT 2

WASTE WATER DISPOSAL AGREEMENT

AGREEMENT

        THIS AGREEMENT is made and entered into on February ___, 2000, by and between William E. Lenox, a single man, called “Lenox”, acting on his own behalf and on behalf of Hester McColm, (collectively, “Owner”), and Geo Petroleum, Inc., a California corporation called “Geo” or “Operator” herein.

RECITALS

        1.  The property (the “Lands”) described in Exhibit A, attached hereto and incorporated herein, is owned by Lenox and McColm, and is subject to an oil and gas lease (the “Lease”) of which Lenox and McColm are the lessors and Geo is the lessee. Lenox represents the interests, if any, of Hester McColm, in the subject matter of this Agreement.

        2.  Geo desires to use its VTSU 3-1 well, located on the Lands to dispose of “Class II” waste materials which may be disposed of in wells in the Oxnard Oil Field pursuant to GEO’s Commercial Class II permit (the “Permit”) from the California Division of Oil, Gas, and Geothermal Resources (“DOG”) a copy of which is attached hereto as Exhibit B. Geo also desires to use the said well to dispose of non-hazardous materials pursuant to a Class I permit, at such time as it is obtained from the Environmental Protection Agency (“EPA”). Under the terms of the Lease and the Vaca Tar Sand Pooling Agreement (“PA’s, Geo presently has the right to dispose of waste materials generated on the lands subject to the PA without charge, but not those materials produced on lands other than those subject to the Lease and the PA.

        3.  For purposes of calculating royalties, there shall be two categories of waste materials (collectively, “Wastes”):

            a.  “Produced Waters”, defined as waste water separated from oil and gas production and other oil held processes as described in paragraph 5, sub-paragraphs a-g of Exhibit B.

            b.  “Other Wastes”, consisting of all materials in a mixed solid and liquid state other than Produced Waters, which are qualified for disposal pursuant to Permit subsections 5 h-j or pursuant to a permit issued by the EPA.

        NOW, THEREFORE, fox good and valuable consideration, the receipt and adequacy of which are hereby mutually acknowledged, the parties hereto agree as follows:

        1.  Owner hereby grants to Geo the right to redrill, rework-, and operate the “VTSU” 3-1 well as a commercial disposal well (the “Disposal Well”) on the Lands. The Disposal Well shall be used for the purpose of disposing of Wastes produced from lands outside the area subject to the PA, as well as Wastes produced from the lands subject to the PA under existing agreements. The Wastes shall conform with the requirements established from time to time by the DOG or by the EPA, with respect to what is designated as a Commercial Class II or Class I Disposal Project. The terms “Produced Water” and “Other Wastes” do not include those wastes produced by Geo and which it has the right under the Lease and the PA to dispose of in wells on the Lands without payment of royalties or other compensation to Owner. All Wastes shall be disposed of into the Monterey Formation or other zones lying entirely below and separate from the Vaca Tar Sand and any fresh water zones. All wells shall be maintained and operated so as to prevent Wastes from entering any zone besides the approved injection zones.

        2.  Operator will conduct its operations hereunder solely on lands used in connection with oil operations under the Lease and PA. Owner hereby grants to Geo easements and rights of way, using only existing roads and lands in use for oil operations, over, on, in and across the Lands from Del Norte Road and Sturgis Road to and around the well or wells, for the installation and use of facilities for the transportation of wastes to the disposal wells on the Lands by vehicles or pipelines, together with the right of ingress and egress from the Lands or any part of them as necessary or useful to Geo in the exercise of its rights hereunder.

        3.  a.  As rental for the rights granted to it herein, Geo shall pay to Owner a royalty of 12.5 (twelve and one-half) percent of the gross fees collected by Geo in each month (the “Royalty Month”) for disposal of Produced Water into a Disposal Well, and a royalty of 10 (ten) percent of the gross fees collected by Geo in the Royalty Month for disposal of Other Wastes; provided that Geo shall pay a minimum of $1500 per Royalty Month, even if the royalty percentage on fees collected in such month would result otherwise in the payment of less than $1500 in royalties. The royalty percentages payable shall be 8.33% to Lenox and 4.17% to McColm with respect to Produced Water arid 6.67% to Lenox and 3.33% to McColm with respect to Other Wastes. Said minimum royalty will commence and apply to the first month commencing thirty days after the date hereof.

            b.  In calculating royalties, no deduction shall be made from the gross fees for any of Geo’s costs. Fees charged by Geo for special services other than for disposal, such as truck wash-outs required by customers, shall not be subject to royalties. (All materials resulting from wash-outs consist of water and wastes as to which Geo has already calculated waste volumes and on which it shall collect disposal fees and pay royalties as provided herein.)

            c.  Royalty statements, including a statement of gross sales, and payments shall be sent to Owner within 20 days after the end of the Royalty Month, accompanied by copies of ail invoices issued by Geo with respect to fees collected and a monthly summary in the form attached hereto. Such invoices shall set forth information designating whether the disposed materials consist of Produced Water or of Other Wastes. Geo shall provide with the invoices copies of truck manifests showing the volume and types of wastes delivered to Geo for disposal. Together with the statements Geo will provide Owner with photocopies of checks received from its customers so that the amounts can be compared to the invoiced amounts. Owner shall have the right, upon one business day’s notice, to inspect and audit Geo’s books covering all fees and money collected by Geo.

            d.  Owner shall be entitled to a royalty on all fees uncollected due to an offset or credit provided to Geo, a related individual or entity, against a debt owed by Geo, a related individual or entity, in exchange for the disposal fee due.

        4.  The rights herein granted to Geo shall be for a term of four years from the date hereof. Sixty days prior to the end of the term, Geo shall provide Lenox a written notice that this Agreement will terminate at the end of said term. Geo may terminate this agreement at any time upon 30 days’ prior written notice to Owner; provided that in the event of such termination, Owner shall not be required to refund to Geo any rentals theretofore paid by Geo.

        5.  Upon termination of Geo’s rights to use a disposal well as a commercial disposal well, and if Geo is not using the disposal well for disposal of wastes generated under the PA, Geo will then promptly proceed to remove all disposal equipment and facilities not used in connection with its disposal of wastes generated upon the area subject to the PA and restore the surface of the Lands in accordance with the terms of paragraph 7. Such termination shall not affect Geo’s right to conduct oil and gas operations and maintain equipment pursuant to the terms of the Lease and the PA. All rental and royalty payments to lessor hereunder shall terminate upon the termination of Geo’s disposal rights, except for any accrued royalties or payments. Geo shall have the sole and exclusive right to dispose of waste in wells on the Lands during the term hereof. Upon termination of Geo’s rights to use a disposal well as a commercial disposal well, Geo shall cease the disposal in well 3-1 of waste from lands outside the area subject to the PA.

        6.  The VTSU 3-1 well is located within a fenced and gated area, which shall be maintained in a secure and safe manner and kept locked by Geo. Geo will post and advise Owner of the hours of disposal operations, now expected to be from 7:00 A.M. to 6:00 P.M. each day. The company will construct and operate its disposal facilities with suitable locks and hard piping such that no unauthorized party will be able to dispose of any substance whatsoever into the tanks and Disposal Well.

        7.  a.  If Geo elects to abandon the Disposal Well, Owner shall have the option to take it over and undertake to convert it to a fresh water source well. Before abandoning the well, Geo shall provide Owner with ninety days’ notice of the abandonment date. If Owner decides to attempt to take over and convert said well, it shall notify Geo of said decision within forty-five days of receipt of Geo’s notice. All operations in said well thereafter, including abandonment costs, shall be at Owner’s sole cost and risk. In the absence of such notice from Owner, Geo may proceed with the permanent abandonment of said well. In the event that Owner gives notice of its intent to convert, Geo shall cooperate with Owner’s attempts to obtain the appropriate governmental authorization for such conversion. If such authorization is not obtained, then Geo, upon receipt of Owner’s demand for permanent closure of said well, shall proceed to abandon said well. Notwithstanding anything to the contrary contained in this Paragraph 7, Geo shall have the right to remove pumping, tubing and other equipment, except surface casing, prior to abandoning any such injection well or turning same over to Owner for conversion into a water well.

            b.  If Geo elects to terminate this Agreement, it shall gave Owner written notice at least 60 days in advance of the termination date.

        8.  Geo shall pay all taxes levied upon or assessed against its improvements, fixtures and personal property used in connection with its disposal operations.

        9.  a.  Geo, at its sole expense, shall comply with all federal, state and local government laws, regulations, ordinances, rules, permit conditions or other requirements relating to Geo’s use of the Lands and shall defend and hold Owner harmless from all liability, including any fine, penalty, cost, fee, or assessment incurred or levied pursuant to such governmental requirements.

            b.  Except as otherwise provided pursuant to Section 7 of this agreement, upon abandonment of the Disposal Well, Geo, at its sole expense, shall comply with all governmental requirements relating to the abandonment of injection wells and the closure of its related disposal operations. Geo shall defend and hold Owner harmless from all liability including any fine, penalty, cost, fee, or assessment incurred or levied pursuant to such governmental requirements.

            c.  After ceasing use of the Lands and terminating this agreement, Geo, at its sole expense, shall remain liable for all costs associated with any abandoned site rules or postclosure requirements relating to Geo’s use of Lands for waste disposal as established by any governmental entity and shall defend and hold Owner harmless from all liability including any fine, penalty, cost, fee, or assessment incurred or levied pursuant to such governmental requirements.

            d.  Geo shall defend and hold Owner harmless from any and all liability for personal injuries, property damage or loss of life or property resulting from or in any way connected with Geo’s use hereunder of the Lands. Geo shall at all times carry liability insurance covering its operations with loss limits of not less than $3,000,000, shall have Owner included as a named insured, and shall instruct the insurance carrier to notify Owner if the coverage lapses, and provide Owner with a copy of such insurance policy. If such insurance coverage should lapse, Owner may terminate this agreement unless Geo obtains new coverage in the same amount within 5 days of notice by Owner. Geo shall also require that truck operators and any others entering the Lands for water disposal operations provide Certificates of Insurance for liability insurance with loss limits of $1,000,000.

            e.  Geo shall maintain during the term of this Agreement a bond (currently a cash bond in the amount of $100,000) with the DOG, with Ventura County (presently in the amount of $10,000), and, as required, with the EPA, to ensure compliance with all permit terms and regulations.

            f.  Geo shall not cause or permit the creation of any sump or pond or any other disposal of wastes on the surface of the Lands and, at its sole expense, shall promptly and completely remove any waste material deposited on the surface of the Lands.

            g.  It is expressly agreed that the only substances the Geo shall inject into any Disposal Well shall be in compliance with the permit requirements of the DOG or other governmental agencies.

            h.  Geo shall defend, indemnify and hold Owner harmless from any and all mechanics’ liens or other lien claims against the Land resulting from or in any way connected with Geo’s use hereunder of the Lands. Geo shall give Owner seven (7) days advance notice of any work of improvement to be commenced upon the Land by anyone entitled to a mechanic’s lien under California Civil Code section  3110; and immediate notice if seven (7) days advance notice is not possible. “Work of improvement” is defined as set forth in Civil Code section 3106.

        10.  Subject to the provisions of Paragraph 5 hereof, upon the abandonment of the Disposal Well, Geo shall remove the disposal equipment and facilities installed and used by it in connection with such well and shall restore the surface thereof as provided in the Lease, and otherwise restore the land so that it is fully suitable for farming.

        11.  Each year, Geo shall provide a copy of its audited annual financial statements; including an audit of the sales and royalties hereunder, to Owner within five days after Geo’s auditors complete and deliver them to Geo.

Upon written request, Geo will provide additional supporting schedules and other information available to Geo, which reasonably relates to the disposal fees stated on its financials.

        12.  In the event of default of any of the terms hereof, the Owner shall provide a written notice to Geo, specifying the default claimed. Geo shall have a period of thirty days after receipt of notice to remedy or cure the default. If Geo fails to remedy or cure the default, the Owner shall have the election to terminate this Agreement.

        13.  All notices and payments due hereunder shall be made to the parties as follows:

OPERATOR:	Geo Petroleum, Inc. 18281 Lemon Drive Yorba Linda, CA 92886

OWNER:	William E. Lenox 3582 Sturgis Road Oxnard, CA 93030

        14.  The terms and provisions hereof shall be binding upon and shall inure to the benefit of the heirs, personal representatives, successors and assigns of the respective parties hereto.

        IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed and effective as of February ___, 2000.

OWNER
By	/s/ William E. Lenoxend
William E. Lenoxend

GEO PETROLEUM, INC.
By:	/s/ Dennis Timpe
Dennis Timpe President

HESTER MCCOLM
By:
Attorney-in-Fact

EXHIBIT B

State of California—The Resources Agency   Pete Wilson
Department of Conservation

DIVISION OF OIL, GAS AND GEOTHERMAL RESOURCES 1000 South Hill Road, Suite 116 Ventura California 93003-4458 (805) 654-4761 Telefax (805) 654-4765

September 6, 1996

Gerald T. Raydon GEO PETROLEUM INC. 15660 Crenshaw Blvd. Suite 201 Torrance, CA 90505

Dear Mr. Raydon

CLASS II COMMERCIAL WATER DISPOSAL PROJECT
Monterey & Topanga/Conejo Volcanics
Oxnard Oil Field

        The Division periodically upgrades and Issues new injection project approval letters. The project approval letter dated May 22, 1991 is being updated. As a result, continue commercial Class II water disposal operations are approved provided that:

        1.  Form OG1105 or Form OG107 is used whenever a new well is to be drilled for use as an injection well, or whenever an existing well is to be converted to an injection well, even if no work is required. (Specific requirements will by outlined in our answer to your notice.)

        2.  This office is notified of any anticipated changes in the project that will alter any of the conditions as originally approved, such as changes in injection-fluid constituents; a significance increase in volume; an increase in injection pressure; or change in injection interval. Such changes shall not be carried out without Division approval.

        3.  A monthly injection report is filed with the Division on Form OG1108, or by electronic or magnetic media approved by the Division, on or before the last day of each month, for the preceding month, showing the amount of fluid injected, surface pressure required and source of fluid.

        4.  A chemical analysis of the fluid to be injected is made and filed with the Division whenever the source of injection fluid is changed, or as requested by this office.

        5.  All fluids must conform to the definition of a Class II fluid. The following are classified as Class II fluids and can be injected into this project:

            a.  Fluids that are brought to the surface in connection with conventional oil or natural gas production. The fluids may be commingled with waste-water from gas plants unless the waste water is classified as. a hazardous waste at the time of injection.

            b.  Waste-water (regardless of their source) from gas plants unlace the waste water is classified. a hazardous waste at the time of injection.

            c.  Brines or other fluids, as described in Item b that prior to injection have been:

              1.  Used on-site for purposes associated integrally with oil and gas production or,

              2.  chemically treated or altered to the extent necessary to make then usable for purposes related integrally to oil and gas .production, or

1

              3.  commingled with fluid wastes resulting from the treatment in c (2).

            d.  Fresh water from groundwater or surface sources, added to or substituted for the brine, as long as the only use of the water; is for purposes associated integrally with oil and gas production.

            e.  Nonhazardous Diatomaceous earth filter backwash from activities that originated from oilfield activities.

            f.  Thermally enhanced oil recovery regeneration plant fluid.

            g.  Water-softener regeneration brines that originated from oilfield activities.

            h.  mud and drilling mud filtrate

            i.  Tank bottoms

            j.  Oil contaminated soil in which the spilled oil cans directly from an oil and gas producing facility.

            k.  Any fluid that the State Oil and Gas supervisor has made a determination that a particular fluid fits the above categories and makes a determination on a case-by-case or generic basis for a type of fluid.

        6.  All fluid sampling and analysis required by this Division are done in accordance with the provision of the Division’s Quality Assurance Program. Please refer to the Division: “Notice to oil and gas operators” dated April 15, 1987.

        7.  A list of all sources of the waste-water and a current chemical analysis from each source are to be tiled with the Division. The Division must be notified when there is any change in the waste-water source and must be furnished with a chemical analysis of the new source(s) Division approval must be obtained before new source-Water can be injected.

        8.  An accurate, operating pressure gauge or pressure recording device shall be available at all times, and all injection wells shall be equipped for installation and operation of such gauge or device. Any gauge or device permanently affixed to the well or any part of the injection system, must be calibrated at least every six months. Portable gauges shall be calibrated at least every two months. Evidence of such calibration must be made available to the Division upon request.

        9.  All injection wells shall, be equipped with tubing and packer set immediately above the approved zone of injection.

        10.  All injection piping valves and facilities meet or exceed design standards for the maximum anticipated injection pressure and are maintained in a safe and leak free condition.

        11.  Precautions are taken to prevent corrosion from occurring in meter runs, wellheads, wellhead valves, casing, tubing, and packers. This Division shall be furnished with a report detailing what measures will be taken to prevent corrosion.

        12.  The maximum allowable injection pressure gradient is limited to 0.4 psi per foot of true vertical depth as measured at the sand face. Prior to any sustained injection above this gradient, step-rate tests shall be made. The test shall begin at the hydrostatic gradient of the injection water to be used and shall continue until either the intended maximum injection pressure is reached or until the formation fractures, whichever occurs first. The results of these test shall be submitted to this Division for approval.

        13.  Mechanical integrity tests (MIT) are run and the results are filed with the Division vi within three (3) months after injection has commenced, at least once; every year thereafter, after any significant anomalous rate or pressure change, or as requested by this office to confirm that the injection fluid is confined to the permitted zones. This monitoring schedule may be modified by the district deputy. The Division must be notified of any scheduled MIT’s, as the tests may be witnessed by a Division representative.

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        The casing of any new well or well converted to injection must be pressure-tested prior to commencing injection once every five (5) years thereafter, of as requested by the Division. The Division must be notified before such tests are made, as the tests may be witnessed by a Division representative. The results of all tests must be submitted to the Division for approval.

        14.  Injection-zone pressure, as determined by annual pressure-fall off surveys does not exceed hydrostatic pressure in the general area of the project. This will not be a requirement until injection pressure is observed.

        15.  The Division is notified within 24 hours if there is evidence that a well has lost mechanical integrity.

        16.  Injection is discontinued if any evidence of damage is observed or upon written notice from this Division.

        17.  Any remedial work to the project area on idle, abandoned, or deeper-zone wells needed to protect oil, gas, or, freshwater (USDW) zones will be the responsibility of the project operator.

        18.  Neither the handling nor discharge of wastes shall cause a condition of pollution or nuisance.

        19.  The injection fluid shall be held in impervious containers prior to injection and shall not be permitted to flow upon the surface of the ground or to enter water course or ditches.

        20.  The lease and all injection facilities are maintained in a safe manner, consistent with established oilfield practices.

        21.  An authorized representative of GEO Petroleum, Inc. is present when deliveries of approved wastes are made. Record of such deliveries must clearly state the volume of waste and the original source of waste. When an authorized representative is not present. The facilities must be locked as such to prevent delivery of any wastes.

        22.  A sign, clearly indicating the operator, type of operation, normal operating hours, and a telephone number shall be posted at all injection facilities covered by this permit.

        23.  A project review meeting shall be conducted with Division personnel as requested.

        24.  Wastes shall be discharged only at sites covered by this permit and only on property owned or controlled by GEO Petroleum, Inc.

        25.  Additional data are supplied to the Division upon its request.

        26.  The Division is notified immediately if the project is terminated.

Sincerely,
/s/ Patrick J. Kinnear

Patrick J. Kinnear Deputy Supervisor

PJK:SAF:saf

cc:  California Regional Quality Control Board   Ventura County Environmental Health

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GROSS SALES SUMMARY—Month

Inv. Date	Customer Name	Inv.#	Type of Prod.	0%	10%	12.5%	Total

				Qty. $	Qty. $	Qty. $

			Monthly Total:				Qty. $

PAID SALES—Month

Inv. Date	Customer Name	Inv.#	Type of Prod.	0%	10%	12.5%	Total

				Qty. $	Qty. $	Qty. $

			Monthly Total:

							Qty. $

CUSTOMER AGING SUMMARY—As of ____________

Customer Name	Inv.#	Amt.

Customer Total:

SST SUMMARY—Month

Date	Truck Lic.#	Cust. Name	Manifest #	Type of Prod	0%	10%	12.5%	Total

					Qty. $	Qty. $	Qty. $

				Monthly Total:				Qty. $

MONTHLY SUMMARY FORM